Exhibit 99.1

Intel Updates Fourth-Quarter Business Expectations; Revenue Expected to be Between $9.3 Billion and $9.5 Billion

     SANTA CLARA, Calif.--(BUSINESS WIRE)--Dec. 2, 2004--Intel Corporation expects revenue for the fourth quarter to be between $9.3 billion and $9.5 billion, higher than the previous range of $8.6 billion to $9.2 billion, driven by strong worldwide demand for the company's Intel Architecture products.
     The fourth-quarter gross margin percentage is expected to be between 55 percent and 57 percent, as compared to the previous expectation of 56 percent, plus or minus a couple of points, and is expected to be in the upper half of the revised range. Intel continues to make progress on inventory reduction and expects a net inventory decrease of several hundred million dollars by the end of the quarter. All other expectations are unchanged.
     The American Jobs Creation Act of 2004 was signed into law in October and allows companies to repatriate cash into the United States at a special, temporary effective tax rate of 5.25 percent. Under the Act, up to approximately $6 billion of Intel earnings from non-U.S. subsidiaries may be eligible for repatriation at the temporary rate. The company is reviewing the matter and does not yet have formal plans regarding the repatriation. The company could accrue charges for the taxes in the fourth quarter and/or future periods depending on the timing of the company's decisions related to the repatriation.
     This Business Update is a scheduled update to the company's Business Outlook for the quarter, which ends Dec. 25. Intel's fourth-quarter Business Outlook was originally published in the company's third-quarter 2004 earnings release, available at www.intc.com. The company will discuss this update during a public webcast at 2:30 p.m. PST today at www.intc.com, with a replay available until Jan. 11.
     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

     This Business Update and the Oct. 12 Business Outlook are forward looking statements and involve a number of risks and uncertainties. This Business Update does not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Dec. 2, 2004. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward looking statements. Intel presently considers the factors set forth below to be the important factors that could cause actual results to differ materially from Intel's published expectations. A more detailed discussion of these factors, as well as other factors that could affect Intel's results, is contained in Intel's SEC filings, including the report on Form 10-Q for the quarter ended Sept. 25, 2004.

     -- Intel operates in intensely competitive industries. Revenue and the gross margin percentage are affected by the demand for and market acceptance of Intel's products, pricing pressures and actions taken by Intel's competitors, the timing of new product introductions and the availability of sufficient inventory to meet demand. Factors that could cause demand to be different from Intel's expectations include changes in business and economic conditions, and changes in customer order patterns and the level of inventory at customers.

     -- The gross margin percentage could vary from expectations based on changes in revenue levels, product mix and pricing, manufacturing yields, changes in unit costs, capacity utilization and the existence of excess capacity, and the timing and execution of the manufacturing ramp and associated costs.

     -- The gross margin percentage could also be affected by excess or obsolete inventory, variations in inventory valuation and impairment of manufacturing or assembly and test assets.

     -- Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products and the level of revenue and profits.

     -- The tax rate expectation is based on current tax law and current expected income, assumes Intel continues to receive tax benefits for export sales and does not reflect the impact of any potential repatriation of cash under the American Jobs Creation Act. The tax rate may be affected by the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed, changes in estimates of credits and deductions, the resolution of issues arising from tax audits with various tax authorities and the ability to realize deferred tax assets.

     -- The expectation regarding gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances and changes in fair value of derivative instruments.

     -- Intel's results could be impacted by unexpected economic, social and political conditions in the countries in which Intel, its customers or its suppliers operate, including security risks, possible infrastructure disruptions and fluctuations in foreign currency exchange rates.

     -- Intel's results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications) and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

     *Intel is a mark or registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.